UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

KMG America Corporation
(Name of Issuer)
Common Stock
(Title of Class of Securities)
482563103
(CUSIP Number)
12-31-07
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule 13 G

Item 1	(a)	KMG America Corporation
	(b)	12600 Whitewater Drive, Suite 150
		Minnetonka, Minnesota  55343


Item 2	(a)	Corbyn Investment Management, Inc., et al.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c)	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	482563103


Item 3(j)	The filer is a group consisting of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4	N/A
Item 5	Reporting person has ceased to be the beneficial owner
of more than 5% of the class of securities
Item 6	N/A
Item 7	N/A
Item 8	(a)	The group consists of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940
(IA) and an Investment Company registered under Section 8 of the
Investment Company Act (IV).
Item 9	N/A

Schedule 13 G

Item 1	(a)	KMG America Corporation
	(b)	12600 Whitewater Drive, Suite 150
		Minnetonka, Minnesota  55343


Item 2	(a)	Corbyn Investment Management, Inc.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	482563103


Item 3 (e)	An investment adviser in accordance with
240.13d-1(b)(1)(ii)(E);


Item 4	N/A
Item 5	The reporting person has ceased to be the beneficial owner
of more than 5% of the class of securities
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9	N/A



Schedule 13 G

Item 1	(a)	KMG America Corporation
	(b)	12600 Whitewater Drive, Suite 150
		Minnetonka, Minnesota  55343


Item 2	(a)	Greenspring Fund, Inc.
	(b)	Suite 110
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	482563103


Item 3 (d)	Investment company registered under section 8
of the Investment Company Act of 1940 (15 U.S.C 80a-8).


Item 4
Item 5 The reporting person has ceased to be the beneficial owner of more than 5% of the class of securities
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9      N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature Karla K. Moore, CCO
January 15, 2008

CUSIP No 482563103	13G


1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc. et al n/a

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


	Number Of
	Shares		None
	Beneficially
	Owned By
	Each
	Reporting
	Person With


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
None
10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
None
12.	Type Of Reporting Person
00- Group Consisting of IA and IV

CUSIP No.  482563103	13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc.
	52-0964322

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of
Shares
Beneficially 	None
Owned By
Each
Reporting
Person With


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
None

10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
None

12.	Type Of Reporting Person
IA

CUSIP No.  482563103	13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Greenspring Fund, Inc.
	52-1267740

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 110  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of
Shares
Beneficially
Owned By		None
Each
Reporting
Person With


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
None

10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
None

12.	Type Of Reporting Person
IV